Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	May 18, 2015	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES

RETIREMENTS AND NEW APPOINTMENTS

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Company”) has appointed Bradley J. Ehrman to serve as its Chief Operating Officer, effective immediately. Mr. Ehrman, age 38, served as the Company’s Engineering Manager from 2004 to 2011 when he was named Vice President of Operations. Mr. Ehrman graduated with Distinction with a Bachelor of Science in Petroleum Engineering from the University of Alberta and received his MBA from the Jones Graduate School of Management at Rice University. Mr. Ehrman succeeds James E. Raley who retired from his position as the Company’s Chief Operating Officer, a position he has held since the Company’s formation in 2001. Mr. Raley will continue to serve as a member and Vice-Chairman of the Company’s Board of Managers.

In addition, the Company has appointed Leslie A. Moriyama to serve as its Chief Financial Officer, effective immediately. Ms. Moriyama, age 37, most recently served as a Director of Capital Markets and Accounting Advisory Services at PricewaterhouseCoopers LLC from 2014 to 2015. From 2008 to 2014, she served as Manager-Financial Reporting and Director-Accounting of the Mid-Continent Business Unit of Encana Oil & Gas (USA) Inc., a North American energy producer. Ms. Moriyama graduated with Bachelor of Commerce in Accounting and Bachelor of Arts in Economics from the University of Calgary and is a Chartered Accountant. Ms. Moriyama succeeds H.C. “Pete” Allen, Jr. who retired from his position as the Company’s Chief Financial Officer, a position he has held since the Company’s formation in 2001. Mr. Allen will continue to serve as a member of the Company’s Board of Managers.

The Company has appointed Teresa Williams to serve as its Controller, effective immediately. Ms. Williams served as the Company’s senior accountant since 2006 and is a Certified Public Accountant. Ms. Williams succeeds Kathy Rawlings who retired from her position as the Company’s Controller, a position she has held since the Company’s formation in 2001. Ms. Rawlings will continue to serve the Company as a consultant and advisor to Ms. Moriyama and Ms. Williams during their transition.

Dorchester Chairman and CEO Casey McManemin said, “I am excited about the addition of Leslie to the Dorchester team, and proud to promote Teresa and Brad to their new and well-deserved positions. I look forward to what the team can do together for the benefit of our unitholders. We are grateful for Kathy, Jim and Pete’s commitment and contributions to the Company and its successes. Their 75 years of combined service to the Company and its predecessors are invaluable and irreplaceable.”

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.